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                                                                   EXHIBIT 99.10

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), dated as of November 12, 1996, is among Furon Company, a California corporation (the "Purchaser"), FCY, Inc., an Ohio corporation and wholly owned subsidiary of the Purchaser ("Merger Sub"), and Medex, Inc., an Ohio corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the Board of Directors of the Purchaser and the Board of Directors of the Company have each determined that it is advisable to merge the Company with Merger Sub (the "Merger") pursuant to this Merger Agreement, with the result that the holders of the outstanding Common Stock of the Company, $.01 par value, together with any stock purchase rights related thereto (the "Shares"), shall receive a payment in cash for each Share as provided in this Merger Agreement and the Company shall become a wholly owned subsidiary of the Purchaser.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Purchaser, Merger Sub and the Company hereby agree as follows:

1. THE OFFER

     1.1 831 Meeting; The Offer.

          (a) The Company shall call and hold a special meeting of shareholders of the Company for the purpose of voting on the proposed control share acquisition of the Company by Merger Sub (the "831 Meeting"). The record date for, and the date, time and place of, the 831 Meeting shall be as heretofore or hereafter fixed by the directors of the Company, subject to the consent of the Purchaser. The Company shall give notice of the 831 Meeting as promptly as reasonably practicable to all shareholders of record as of the record date set for such meeting. The notice shall include or be accompanied by the information specified in Section 1701.831(D) of Title 17 of the Ohio Revised Code (the "Ohio Law"). The directors of the Company shall recommend that the Company's shareholders approve the proposed control share acquisition at the 831 Meeting, unless (i) the directors of the Company are advised by counsel that such recommendation would be inconsistent with their fiduciary duties as directors or (ii) this Merger Agreement is terminated in accordance with Section 8. The Company, the Purchaser and Merger Sub shall promptly cause joint proxy materials with respect to the 831 Meeting to be prepared, filed with the Securities and Exchange Commission and distributed to shareholders of the Company in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall jointly solicit proxies to be voted at the 831 Meeting. In advance of the 831 Meeting, the directors of the Company shall appoint an inspector of election to act at such meeting and shall request the inspector to use methods for identifying interested shares (as defined in Section 1701.01(CC)(2) of the Ohio Law) mutually agreed upon by the Company and the Purchaser in performing its duties pursuant to Section 1701.50(C) and Section 1701.831(E)(1) of the Ohio Law.

          (b) Provided that nothing shall have occurred which would result in a failure to satisfy any of the conditions set forth in Schedule 1.1(b) hereto, Merger Sub shall, and the Purchaser shall cause Merger Sub to, promptly, and in no event later than one business day after the date hereof, publicly announce, and within five business days thereafter commence (within the meaning of Rule 14d-2 under Exchange Act) a tender offer for any and all Shares at a price of $23.50 per Share net to the seller in cash (the "Offer") and, subject to the conditions set forth in such Schedule 1.1(b), shall consummate the Offer in accordance with its terms. The Offer shall be made by means of an Offer to Purchase having only the conditions set forth in Schedule 1.1(b) (the "Offer Conditions") hereto, which may be asserted by the Purchaser in its sole discretion, except that the Purchaser shall not waive the condition set forth in paragraph (b) of Schedule 1.1(b) or purchase any Shares pursuant to the Offer if the shareholder approval required by Section 1701.831 of the Ohio Law shall not have been obtained unless the Purchaser is satisfied, in its reasonable discretion, that said Section 1701.831 is invalid or inapplicable to the
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     purchase of shares pursuant to the Offer. The expiration date of the Offer will not be later than 5:00 p.m. on the second business day after the conclusion of the 831 Meeting. At the Company's request, Merger Sub will, and the Purchaser will cause Merger Sub to, extend the expiration date of the Offer from time to time for up to an aggregate of an additional ten business days following the conclusion of the 831 Meeting if the condition set forth in clause (1) of the first paragraph of the Offer Conditions is not fulfilled prior to 5:00 p.m. on the second business day after the conclusion of the 831 Meeting. The Purchaser may at any time, at its sole discretion, increase the price per Share payable in the Offer or extend the Offer.

     1.2 Company Action.

          (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions approving this Merger Agreement, the Offer and the Merger, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders and recommending that the Company's shareholders approve and adopt this Merger Agreement, if a vote is required by applicable law, and that the Company's shareholders accept the Merger Agreement and the Offer and tender their Shares pursuant to the Offer. The Company represents that its Board of Directors has received the opinion of Smith Barney Inc. to the effect that, as of the date of this Merger Agreement, the cash consideration to be received by holders of Shares (other than the Purchaser and its affiliates) in the Offer and the Merger is fair to such holders from a financial point of view.

          (b) Concurrently with the commencement of the Offer, the Company shall file with the Securities and Exchange Commission (the "SEC") and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 together with all amendments and supplements thereto and including the exhibits thereto (the "Schedule 14D-9"), which shall reflect the recommendations described in the preceding paragraph (a). The Company agrees that the Schedule 14D-9, including all amendments and supplements thereto, shall, (i) in all material respects, comply with the requirements of the Exchange Act and the rules and regulations thereunder and other applicable laws; (ii) include all information required by Rule 14f-1 of the Exchange Act; and (iii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing representation shall not apply with respect to the accuracy of information furnished in writing by the Purchaser specifically for inclusion in the Schedule 14D-9 or taken from reports filed by the Purchaser under the Exchange Act. None of the information furnished in writing or confirmed in writing by the Company for inclusion in the Offer Documents (as defined in Section 3.4), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser and Merger Sub and their counsel shall be given an opportunity to review the Schedule 14D-9 prior to it being filed with the SEC and disseminated to shareholders. The Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect.

          (c) The Company will promptly furnish the Purchaser with mailing labels containing the names and addresses of the record holders of Shares and lists of securities positions of Shares held in stock depositories, each as of a recent date, and shall furnish the Purchaser with such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and assistance as the Purchaser or its agents may reasonably request to communicate the Offer to the shareholders of the Company.

2. THE MERGER

     2.1 The Merger. At the Effective Time (as defined in Section 2.3 hereof), in accordance with this Merger Agreement and the Ohio Law, Merger Sub shall be merged with and into the Company (the

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"Merger"), the separate existence of Merger Sub (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation. The Company hereinafter sometimes is referred to as the "Surviving Corporation."

     2.2 Effect of the Merger.  The Merger shall have the effects set forth in
Section 1701.82 of the Ohio Law.

     2.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions hereinafter set forth but in no event earlier than January 2, 1997, the parties hereto will cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Ohio, in such form as required by, and executed in accordance with, the relevant provisions of applicable law. The time of the filing of the Certificate of Merger with the Secretary of State of the State of Ohio is referred to herein as the "Effective Time."

     2.4 Articles of Incorporation; Code of Regulations; By-Laws. The Articles of Incorporation, Code of Regulations and By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation, Code of Regulations and By-Laws of the Surviving Corporation, and thereafter shall continue to be its Articles of Incorporation, Code of Regulations and By-Laws until amended as provided therein and under the Ohio Law.

     2.5 Directors and Officers of Surviving Corporation.

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the directors of Merger Sub shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation, Code of Regulations and By-Laws of the Surviving Corporation, or as otherwise provided by law.

          (b) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation, Code of Regulations and By-Laws of the Surviving Corporation, or as otherwise provided by law.

     2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the securities of the Company or Merger Sub:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.6(b) hereof), together with the associated common stock purchase rights issued under the Rights Agreement (as hereinafter defined) shall be canceled and extinguished and be converted into and represent the right to receive from the Surviving Corporation $23.50 in cash, without interest, or such higher price per Share as may have been paid pursuant to the Offer (the "Merger Consideration"). All such Shares and any such stock purchase rights, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares or stock purchase rights, except the right to receive the Merger Consideration for such Shares and any associated stock purchase rights upon the surrender of such certificate in accordance with Section 2.8.

          (b) Each Share issued and outstanding immediately prior to the Effective Time and held in the treasury of the Company or owned by the Purchaser or any direct or indirect subsidiary of the Purchaser (including Merger Sub) shall be canceled and retired and no payment shall be made with respect thereto.

          (c) All of the issued and outstanding common shares of Merger Sub (all of which shall be owned by the Purchaser immediately prior to the Effective
     Time), taken together, shall be converted into that number of validly-issued, fully-paid and non-assessable common shares, par value $0.01 per share, of the

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     Surviving Corporation that equals the number of common shares, par value
     $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time.

          (d) Notwithstanding anything in this Merger Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Shareholder") who objects to the Merger and complies with all the provisions of the Ohio Law concerning the right of shareholders to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 2.6(a) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the Ohio Law. If after the Effective Time, such Dissenting Shareholder withdraws his demand or fails to perfect or otherwise loses his dissenter's rights, in any case pursuant to the Ohio Law, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest. The Company shall give the Purchaser (i) prompt notice of any demands by Dissenting Shareholders received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     2.7 Payment Fund. Concurrently with the Effective Time, the Purchaser shall deposit or shall cause to be deposited with the Disbursing Agent (as defined in Section 2.8) in a separate fund established for the benefit of the holders of Shares, for payment in accordance with this Section 2, through the Disbursing Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to this Section 2 to holders of Shares (other than the Company, any subsidiary of the Company, the Purchaser, Merger Sub or any other subsidiary of the Purchaser or holders of Dissenting Shares). The Disbursing Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

     From time to time at or after the Effective Time, the Purchaser shall take or cause to be taken all lawful action necessary to permit the Surviving Corporation to make the appropriate cash payments, if any, to holders of Dissenting Shares. The Disbursing Agent shall invest portions of the Payment Fund as the Purchaser directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Disbursing Agent to make prompt payment to former holders of Shares entitled thereto as contemplated by this Section. The Purchaser shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All earnings of Permitted Investments shall be paid to the Purchaser. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under
Section 2, the Purchaser shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Merger Agreement. Six months after the Effective Date, all portions of the Payment Fund not theretofore paid to former holders of Shares shall be remitted to the Surviving Corporation and former holders of Shares shall thereafter look solely to the Surviving Corporation for payment of the Merger Consideration.

     2.8 Payment of Cash for Shares. Each holder of a certificate or certificates representing Shares canceled upon the Merger pursuant to Section 2.6(a) hereof may thereafter surrender such certificate to a disbursing agent to be designated by the Purchaser and reasonably satisfactory to the Company (the "Disbursing Agent"), as agent for such holders of Shares, to effect the surrender of such certificates on their behalf for a period ending six months after the Effective Time. The Purchaser agrees that promptly after the Effective Time it will distribute to such holders a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented Shares in exchange for payment therefor. Each such holder shall be entitled upon surrender of one or more certificates formerly representing Shares, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, to receive in exchange therefor a check representing the amount to which such holder is entitled in respect of the canceled Shares represented by such certificates after giving effect to any required tax withholding. Until so surrendered and exchanged, each such certificate shall, after

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the Effective Time, be deemed to represent only the right to receive such amount. If payment is to be made to a person other than the person in whose name a surrendered certificate is registered, it shall be a condition to such payment that the certificate so surrendered shall be endorsed or shall be otherwise in proper form for transfer, with the registered owner's signature guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States, and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the satisfaction of the Purchaser or the Disbursing Agent that such tax either has been paid or is not payable. If any of the cash deposited with the Disbursing Agent pursuant to Section 2.7 hereof for purposes of payment in exchange for such Shares remains unclaimed following the expiration of six months after the Effective Time, such cash shall be delivered to the Purchaser by the Disbursing Agent, and thereafter the Disbursing Agent shall not be liable to any persons claiming any amount of such cash and the surrender and exchange shall be effected directly with the Purchaser. No interest shall accrue or be payable with respect to any amounts which any holder shall be entitled to receive. The Purchaser or the Disbursing Agent shall be authorized to pay the cash attributable to any certificate theretofore issued which has been lost or destroyed, but only upon receipt of satisfactory evidence of ownership of the Shares represented thereby and of appropriate indemnification. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Merger shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law.

     2.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Merger Agreement and to vest the Surviving Corporation with full rights, title and possession to all assets, properties, rights, privileges, immunities and franchises of either the Company or Merger Sub, the officers and directors of each such corporation are fully authorized in the name of such corporation or otherwise to take, and shall take, all such lawful and necessary action.

     2.10 Closing. The closing of the Merger shall take place at the offices of the Purchaser, 29982 Ivy Glenn Drive, Laguna Niguel, California, at 9:00 a.m. local time, on the second business day after the satisfaction or waiver of the conditions set forth in Article 7 but in no event earlier than January 2, 1997.

     2.11 Transfer of Shares After Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Company as follows:

          3.1 Organization and Qualification. Each of the Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power to carry on its respective business as now conducted. The Purchaser is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Purchaser and its subsidiaries taken as a whole.

          3.2 Authority Relative to this Merger Agreement. Each of the Purchaser and Merger Sub has the requisite corporate power and authority to enter into this Merger Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Merger Agreement by the Purchaser and Merger Sub and the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of the Purchaser and Merger Sub and by the Purchaser as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of the Purchaser or Merger Sub are necessary to authorize this Merger Agreement and the transactions contemplated hereby. This Merger Agreement has been duly executed and delivered by the Purchaser and Merger Sub and constitutes a valid and binding obligation of each

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     such company, enforceable against each such company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights in general and subject to general principles of equity. Neither the Purchaser nor Merger Sub is subject to or obligated under any provision of (i) its respective Certificate or Articles of Incorporation, Code of Regulations, if any, or By-Laws, (ii) any contract, (iii) any license, franchise or permit or (iv) any law, regulation, order, judgment or decree, which would be breached or violated or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created by its execution and performance of this Merger Agreement. The consummation of the Offer and the Merger by the Purchaser and Merger Sub will not require the consent or approval of any party, or filing with any governmental authority, other than (i) approval by the Purchaser as the sole shareholder of Merger Sub, (ii) applicable requirements, if any, of the Exchange Act, state "blue sky" or takeover laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (iii) filing and recordation of appropriate merger documents as required by the Ohio Law and (iv) where failure to obtain such consents or approvals would not prevent or materially delay the Purchaser or Merger Sub from performing its obligations under this Merger Agreement.

          3.3 Financing. The Purchaser has cash, marketable securities and lines of credit available for use in connection with the acquisition of the Company in an aggregate amount necessary to consummate the Offer and the Merger.

          3.4 Tender Offer Documents. The Tender Offer Statement on Schedule 14D-1 filed with the SEC, which shall contain the Offer to Purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplement or amendment thereto, are hereafter referred to as the "Offer Documents"), will comply in all material respects as to form with the applicable provisions of the Exchange Act. Such Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; provided, however, that the foregoing representation shall not apply with respect to the accuracy of information furnished in writing by the Company specifically for inclusion in the Offer Documents or which is taken from reports filed by the Company under the Exchange Act, which accuracy shall be the sole responsibility of the Company.

          3.5 Brokers. Except for Dean Witter Reynolds Inc., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Purchaser or any of its Subsidiaries.

          3.6 Information Supplied. None of the information supplied or to be supplied in writing by the Purchaser or Merger Sub for inclusion in the
     Schedule 14D-9 or the Proxy Material (as hereinafter defined) will, at the time the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or the Proxy Material is mailed to the Company's shareholders, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Proxy Material, at the time of the meeting of shareholders to which the Proxy Material relates or at the Effective Time, omit to state any material fact necessary to correct any statement that has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Each of the following representations and warranties is qualified by the disclosure letter (the "Disclosure Letter") delivered to Purchaser prior to the execution hereof, whether or not reference is made to the Disclosure Letter in such representation or warranty. Except as set forth in the Disclosure Letter or in the

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"SEC Documents" (as hereinafter defined), the Company represents and warrants to the Purchaser and Merger Sub as follows:

          4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a "Material Adverse Effect". As used in this Merger Agreement, the term "Material Adverse Effect" shall mean a material adverse effect in the business, financial condition, results of operations, properties, assets or liabilities of the Company and its Subsidiaries (as defined below) and shall be measured by reference to the Company and its Subsidiaries, taken as a whole, and the size of the transactions contemplated by the Offer and the Merger, taken together, and shall not be determined solely by reference to accounting concepts of materiality unless the matter involves accounting matters or the context of this Merger Agreement otherwise requires.

          4.2 Articles of Incorporation, Code of Regulations and By-Laws. The Articles of Incorporation, Code of Regulations and By-Laws in the form attached hereto as Exhibits 1, 2, and 3, respectively, are the Articles of Incorporation, Code of Regulations and By-Laws of the Company as in effect on the date of this Merger Agreement.

          4.3 Subsidiaries. Each subsidiary of the Company (each a "Subsidiary" and collectively the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. All of the outstanding shares of capital stock of each of the Subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly owned Subsidiary of the Company, free and clear of all liens, claims, or encumbrances, and there are no proxies outstanding with respect to such shares and no one has the right to acquire any such shares. The Company has delivered to the Purchaser a true and complete list of the ownership interests of the Company in the Subsidiaries and the Company has no ownership interests in any other corporation, partnership, joint venture or other business association or entity.

          4.4 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 Shares. As of the date hereof,
     (i) 6,216,601 Shares were outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 150,590 Shares were held in the treasury of the Company or any of its Subsidiaries, (iii) 2,307,938 Shares were reserved for issuance pursuant to the Company's Administrative Stock Option Plan, Key Employee Nonstatutory Stock Option Plan, Executive Stock Option Plan, the Non-Employee Director Restricted Stock Option Plans and the Employees' Stock Purchase Plan (the "Stock Option Plans"), copies of which have heretofore been furnished to the Purchaser, and (iv) options to purchase 1,157,091 Shares (the "Stock Options") were outstanding pursuant to the Stock Option Plans. The Disclosure Letter sets forth a true and complete listing of all Stock Options, the number of Stock Options so held and the exercise prices of such Stock Options. Pursuant to a Rights Agreement dated as of October 12, 1995, as amended, between the Company and Huntington National Bank, as Rights Agent (the "Rights Agreement"), the Company has issued to its shareholders certain rights to purchase additional shares of Common Stock of the Company. Except as set forth above or pursuant to the Employees' Stock Purchase Plan and except as set forth in the Disclosure Letter, there are not now, and at the Effective Time there will not be, any shares of capital stock or other equity securities of the Company issued or outstanding or any options, warrants or other rights, agreements, arrangements or commitments obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or of any Subsidiary. There are no outstanding contracts of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other equity securities of the Company or any Subsidiary.

          4.5 Authority Relative to this Merger Agreement. The Company has the requisite corporate power and authority to enter into this Merger Agreement and to perform its obligations hereunder. The execution and delivery of this Merger Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement and the transactions contemplated hereby, except for any required approval of the Merger by the Company's shareholders as set forth in Section 6.1 of this Merger Agreement. This Merger Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights in general and subject to general principles of equity. Except as set forth in the Disclosure Letter, neither the Company nor any Subsidiary is subject to or obligated under any provision of (i) its respective Certificate or Articles of Incorporation, Code of Regulations or By-Laws,
     (ii) any contract (excluding all contracts which are terminable upon 90 days or less notice without premium or penalty or contracts involving not more than $100,000 per fiscal year in payments expected to be paid or received by the Company or any Subsidiary), (iii) any license, franchise or permit, or (iv) any law, regulation, order, judgment or decree, which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or a loss of a material benefit or any encumbrance on any of its assets would be created or suffered by its execution and performance of this Merger Agreement. Except as set forth in the Disclosure Letter, the consummation of the Offer and the Merger by the Company will not require the consent or approval of or registration or filing with any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, other than (i) approval of the holders of Shares if required by applicable law or by the Company's Articles of Incorporation, Code of Regulations or By-Laws, (ii) applicable requirements, if any, of the Exchange Act, state "blue sky" or takeover laws and the HSR Act, (iii) filing and recordation of appropriate merger documents as required by the Ohio Law and (iv) where failure to obtain such consents or approvals or to make such registration or filing would not have individually or in the aggregate a Material Adverse Effect on or prevent or materially delay the Company from performing its obligations under this Merger Agreement. Except as set forth in the Disclosure Letter, to the best of the Company's knowledge, no state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Merger Agreement or any of the transactions contemplated hereby.

          4.6 Commission Filings. The Company has heretofore delivered to the Purchaser its (i) Annual Reports on Form 10-K for the years ended June 30, 1994, June 30, 1995 and June 30, 1996, as filed with the SEC, (ii) proxy statements relating to the Company's meetings of shareholders (whether annual or special) during 1994, 1995 and 1996, and (iii) all other reports filed by the Company with the SEC since June 30, 1995 (collectively, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents previously provided to the Purchaser comply as to form in all material respects with applicable accounting requirements and published rules of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders' equity and statements of cash flow for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end adjustments and any other adjustments described therein. The unaudited financial statements of the Company for the three months ended September 30, 1996 (the "Unaudited First Quarter Financial Statements"), previously provided to the Purchaser have been prepared using the same accounting principles and policies and in a manner consistent with the financial statements of the Company and its Subsidiaries for the period ended June 30, 1996 and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of September 30, 1996, and the consolidated results of their operations, changes in shareholders' equity and statements of cash flow for the three months ended September 30, 1996. Except as set forth in the SEC Documents or in the Unaudited First Quarter Financial Statements, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since
                 , 30, 1996, neither the Company nor any Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto.

          4.7 Absence of Certain Changes or Events. Since September 30, 1996, except as previously disclosed in writing to the Purchaser, neither the Company nor any Subsidiary has: (a) suffered any Material Adverse Effect or any event, change or condition, known as of the date hereof, likely to cause or have any such Material Adverse Effect, other than as a result of changes in conditions, including economic or political developments, applicable to the business of health care generally or the business of manufacturing or selling medical devices generally not having a disproportionate effect on the Company's business relative to the effect of any such change on other entities in the business of manufacturing or selling medical devices; or (b) conducted its business and operations other than as permitted by Section 5.1 hereof.

          4.8 Litigation and Liabilities. Except as disclosed in the Disclosure Letter or SEC Documents, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries that are reasonably likely to result in damages to the Company in excess of $50,000.

          4.9 Employee Benefits. (a) True and complete copies of all documents comprising Benefit Plans have been provided to the Purchaser. For purposes of this Merger Agreement, the term "Benefit Plan" includes any plan, contract or arrangement (regardless of whether funded or unfunded, or foreign or domestic) which is sponsored by the Company or any of the Subsidiaries, or to which the Company or any of the Subsidiaries makes contributions or which covers any Employee of the Company or any Subsidiary in his or her capacity as an Employee or to which the Company or any Subsidiary has any obligation with respect to any current or former employee, and which is (i) an "Employee Benefit Plan" within the meaning of
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) a severance contract with (an) employee(s) or former employee or any severance plan applicable to employees or former employees, (iii) a stock option plan, stock appreciation plan, stock purchase plan or any plan of deferred compensation, or (iv) any other plan or program providing fringe benefits to employees or former employees involving costs or obligations of the Company or its Subsidiaries which, individually or in the aggregate, could result in costs to the Company in excess of $50,000.

          (b) All Benefit Plans are valid and binding and in full force and effect and there are no material defaults thereunder. Each Benefit Plan complies currently, and has complied in the past, in form and operation, with all applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable law, except for failures to comply which would not have a Material Adverse Effect. Except as set forth in the Disclosure Letter, the Company does not sponsor any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") which is intended to be qualified under Section 401(a) of the Code or any plan providing for welfare benefits to former employees under any Benefit Plan (excluding continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985). There is no pending or, to the best knowledge of the Company, threatened litigation relating to the Benefit Plans, except for routine claims for benefits that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has engaged in, or failed to engage in, a transaction with respect to any Benefit Plan that is reasonably likely to subject the Company or any of the Subsidiaries to a tax or penalty imposed by either Section 4975 or 4980B of the Code or Section 502(i), 502(c), and 502(l), which, individually or in the aggregate, could result in costs to the Company in excess of $50,000, and neither the Company nor any of its Subsidiaries has been assessed a penalty or tax under any such section.

          (c) No Benefit Plan subject to Title IV of ERISA (including any "multiemployer plan" as defined in ERISA) has been sponsored or contributed to by the Company or any Subsidiary during the six year period immediately preceding the date of this Merger Agreement.

          (d) All contributions required to be made, and claims to be paid, under the terms of any Benefit Plan have been timely made or reserves therefor on the balance sheet of the Company have been established, which reserves are adequate in all material respects.

          (e) Except as described in the Disclosure Letter, no severance benefits shall become payable under any Benefit Plan as a result of the Merger, the Offer or the transactions contemplated herein.

          4.10 Taxes. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on the Company or any of its respective Tax Affiliates (as defined below) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental and other taxes, duties or assessments of any nature, whatsoever. The Company has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by each of it and any member of its consolidated, combined, unitary or similar group (each such member a "Tax Affiliate"). Such returns, reports and other information are accurate and complete in all material respects and have been made available to the Purchaser or its representatives. The Company has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all material taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither the Company nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Except as set forth in the Disclosure Letter, neither the Company nor any of its Tax Affiliates is delinquent in the payment of any material tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed. Except as set forth below, no waiver or extension of time to assess any taxes has been given or requested and remains in effect on the date hereof. The Company's U.S. federal income tax returns for all years ending on or prior to June 30, 1990 have been audited (and such audits have been completed), however, the statute of limitations remains open for such year as to certain amendments to such return. The Company's U.S. federal tax returns for all years ending on or prior to June 30, 1989 are no longer subject to audit by reason of the applicable statute of limitations. All years ended subsequent to such date have never been audited by the Internal Revenue Service or comparable state agencies.

          4.11 Information Supplied. Any proxy statement relating to the 831 Meeting or the Merger Meeting (as hereinafter defined) mailed by the Company to the holders of Shares after the date hereof and all amendments and supplements thereto (the "Proxy Material") will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and will not, at the time of (a) the first mailing thereof or (b) the meeting called pursuant to Section 6.1 contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to (i) information supplied by the Purchaser or Merger Sub expressly for inclusion in any Proxy Material or (ii) any proxy statement prepared and mailed after the Purchaser has obtained a majority of seats on the Company's Board of Directors.

          4.12 Licenses and Permits. (a) The Company and the Subsidiaries have obtained all licenses and permits necessary to conduct their respective businesses and to own and operate their respective assets and such licenses and permits are valid and in full force and effect except where the failure to obtain such licenses and permits would not individually or in the aggregate have a Material Adverse Effect. No defaults or violations exist or have been recorded in respect of any license or permit of the Company and the Subsidiaries other than defaults or violations which would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect. No proceeding is pending or, to the best knowledge of the Company, threatened looking toward the revocation, limitation or non-renewal of any such license or permit, except for pending or threatened proceedings that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) The Company has delivered or made available for inspection to the Purchaser a true and complete list of each material license and permit, and each material pending application for any license or permit, relating to the Company and the Subsidiaries. All of such pending applications are in good standing and without challenge of any kind, and each statement, application and other document submitted or filed by the Company or any Subsidiary to or with any federal, state or other governmental agency or authority, or to or with any other person or entity, for purposes of obtaining a new or renewed license or permit of any type described in this
     Section 4.12 in connection with the transactions contemplated hereby is true and complete, and except as set forth in the Disclosure Letter, none of the rights of the Company or any Subsidiary under any license or permit will be impaired by the consummation of the transactions contemplated hereby, except, as to the foregoing matters, for such challenges, incompletenesses or inaccuracies, nondisclosures or impairments which would not, individually or taken in the aggregate, have a Material Adverse Effect.

          (c) Since June 30, 1996, except as set forth in the SEC Documents and the Disclosure Letter, the Company has not received any written notice from and has not been made a party to any proceeding which would, individually or in the aggregate, have a Material Adverse Effect brought by any governmental authority alleging that (a) the Company is, or may be in violation of, any such law, governmental regulation or order, (b) the Company must change any of its business practices to remain in compliance with such law, governmental regulation or order, (c) the Company has failed to obtain any license or permit required for the conduct of its business, or (d) the Company is in default under or violation of any license or permit.

          4.13 Compliance with Laws. Except as set forth in the Disclosure Letter, the Company and the Subsidiaries have complied in a timely manner with all laws and governmental regulations and orders relating to any of the property now or in the past owned, leased or used by them, or applicable to their business, including, but not limited to, the labor, equal employment opportunity, occupational safety and health, environmental, hazardous or medical waste disposal and antitrust laws, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          4.14 Insurance. As of the date hereof, the Company and each of its Subsidiaries are covered under insurance policies and programs which provide coverage to the Company by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors of which the Company has copies have previously been made available for inspection by the Purchaser and are in full force and effect. Except as otherwise set forth in the Disclosure Letter or SEC Documents, as of the date hereof, there are no material claims by the Company or any Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. All necessary notifications of claims have been made to insurance carriers other than those where the failure to so notify will not have a Material Adverse Effect.

          4.15 Contracts. Except as set forth in the Disclosure Letter, all contracts, agreements, commitments and other documents to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary, or any of their assets is in any way affected or bound, including all amendments and supplements thereto and modifications thereof (excluding all contracts which are terminable upon 90 days or less notice without premium or penalty or contracts involving not more than $100,000 per fiscal year in payments expected to be paid or received by the Company or any Subsidiary) (collectively, the "Material Contracts"), are legally valid and binding and in full force and effect, enforceable against the Company or any such Subsidiary in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights in general and subject to general principles of equity, except where failure to be legally valid and binding and in full force and effect and enforceable would not have a Material Adverse Effect or results from changes in applicable laws or legal interpretations after the date hereof, and there are no defaults thereunder, except those defaults that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth in the Disclosure Letter, the Company has previously made available for inspection by the Purchaser all written Material Contracts. The Company has previously provided the Purchaser with copies of any agreement with any executive officer or other key employee (other than employees in Europe whose current salary is not in excess of $100,000 per year) of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Merger Agreement,
     (B) providing any term of employment or compensation guarantee extending for a period longer than 90 days or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee not comparable to benefits available to employees generally.

          4.16 Title to Properties. Except as set forth in the Disclosure Letter, the Company and its Subsidiaries have good title to all real, personal and intangible property reflected in the Company's September 30, 1996 balance sheet previously delivered to the Purchaser (except as disposed of since such date in the ordinary course of business), and any property acquired since the date of such balance sheet, free and clear of all mortgages, security interests, liens, encumbrances, restrictions and other burdens ("Liens") other than Liens under the Industrial Development Bond issued to finance the Atlanta facility and such other liens which in the aggregate do not and will not materially interfere with its ability to conduct its business as presently conducted.

          4.17 Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. To the best knowledge of the Company, since September 30, 1996, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

          4.18 Environmental Matters. Except as set forth in the Disclosure Letter, the Company and its Subsidiaries have complied in all material respects with all federal, state or local statutes, ordinances, orders, judgments, rulings or regulations relating to environmental pollution or to environmental regulation or control. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, employees, representatives or agents acting on behalf of the Company or any of its Subsidiaries, nor, to the best knowledge of the Company, any other person, has utilized, treated, stored, processed, discharged, spilled or otherwise disposed of any substance defined as hazardous or toxic by any applicable federal, state or local law, rule regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility (provided that with respect to any person who is not an officer, employee, representative or agent of the Company or any of its Subsidiaries, only with respect to any real property or facility owned, leased or used by the Company or any of its Subsidiaries), in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations may reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no environmental condition exists at any property owned, leased or used by the Company or any Subsidiary, now or in the past, or to which the Company or any Subsidiary sent hazardous substances or waste, that would give rise to any loss or liability of the Company or any Subsidiary, including, without limitation, liability associated with the cleanup or remedy of such condition, other than loss or liability not constituting a Material Adverse Effect.

          4.19 Vote Required. The only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger is the affirmative vote of the holders of a majority of the outstanding Shares. The supermajority voting provisions of ARTICLE TWELFTH of the Articles and the prohibitions of Chapter 1704 of the Ohio Law are not applicable to the Merger Agreement or the transactions contemplated hereby.

          4.20 Rights Agreement. Neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby will trigger the distribution or exercisability of any rights under the Rights Agreement or otherwise affect any rights or obligations under the Rights Agreement. There has been no prior distribution of any rights under the Rights Agreement.

          4.21 Cumulative Exceptions. The exceptions to the representations and warranties set forth in this Article 4 in the aggregate do not have a Material Adverse Effect.

          4.22 Full Disclosure. The representations and warranties made by the Company in this Merger Agreement, or in any documents referenced or delivered pursuant hereto or thereto, do not, and will not, contain any untrue statement of fact or omit to state a fact required to be stated herein or therein, or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading other than untrue statements of fact or omissions which, in the aggregate, do not, and are not reasonably likely to, constitute a Material Adverse Effect. Copies of all documents heretofore or hereafter delivered or made available to Merger Sub and the Purchaser pursuant hereto were or will be complete and accurate copies of such documents.

5. CONDUCT OF BUSINESS PENDING THE MERGER

     5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless the Purchaser shall otherwise agree in writing or as otherwise expressly contemplated by this Merger Agreement:

          (a) The businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

          (b) the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries; (ii) amend its Articles of Incorporation, Code of Regulations, By-Laws or the last sentence of Section 1(c) of its Rights Agreement; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property or redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

          (c) the Company shall not, and shall cause each of its Subsidiaries not to (i) authorize for issuance, issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for unissued Shares reserved for issuance upon the exercise of Stock Options in accordance with their existing terms, as such Stock Options may be accelerated pursuant to their existing terms; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any material indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practices, provided that the Company may borrow money for use in the ordinary course of business on terms reasonably acceptable to the Purchaser; (iv) assume, endorse (other than in the ordinary course of business consistent with past practices), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than a Subsidiary); (v) make any material loans, advances or capital contributions to, or investments in, any other person, other than to Subsidiaries, or otherwise enter into any Material Contract other than in the ordinary course of business and consistent with past practices; (vi) make any loans to employees, other than travel advances in the ordinary course of business; (vii) fail to maintain adequate insurance consistent with past practices for their businesses and properties; (viii) undertake, make or commit to undertake or make any capital expenditures in an amount greater than $100,000; or (ix) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing or which requires payment by the Company in an aggregate amount of $100,000 or more;

          (d) the Company shall use reasonable business efforts to preserve intact the business organization of the Company and its Subsidiaries to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and them;

          (e) the Company shall not and shall cause its Subsidiaries not to (i) enter into any new agreements (other than in its ordinary course of business consistent with past practice) or amend or modify any existing agreements (other than in its ordinary course of business consistent with past practice and except as contemplated by Section 6.3) with any of their respective officers, directors or employees or with any "disqualified individuals" (as defined in Section 28OG(c) of the Code), (ii) grant any increases in the compensation of their respective directors, officers and employees or any "disqualified individuals" (as defined in Section 28OG(c) of the Code) other than increases in the ordinary course of business and consistent with past practice to persons who are not directors or corporate officers of or "disqualified individuals" with respect to the Company or any Subsidiary, (iii) enter into, adopt, amend or terminate, or grant any new benefit not presently provided for under, any employee benefit plan or arrangement, except as required by law or to maintain the tax qualified status of the plan; provided, however, it is understood that the Company is permitted to pay bonuses pursuant to its 1996 incentive compensation plan and additional bonuses not to exceed in the aggregate amounts accrued therefor in the Unaudited First Quarter Financial Statements; or (iv) except as contemplated by Section 6.15, take any action with respect to the grant of any severance or termination pay other than in the ordinary course of business and consistent with past practice and pursuant to policies in effect on the date of this Merger Agreement;

          (f) the Company shall not, and shall not permit any Subsidiary to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than equipment, inventory and supplies in the ordinary course of business) that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

          (g) the Company shall take all actions reasonably necessary so that the conditions to the Purchaser's or Merger Sub's obligations to consummate the Offer and the Merger are satisfied on a timely basis, except as contemplated by this Merger Agreement; and

          (h) the Company will not call any meeting of its shareholders to be held prior to December 31, 1996 other than as required by law or this Merger Agreement (it being understood and agreed that the holding of the 1996 Annual Meeting of Shareholders scheduled for November 13, 1996, and any adjournment thereof, shall not be prohibited by this Merger Agreement).

     5.2 Actions by the Purchaser and Merger Sub Pending the Merger. None of the provisions contained in Section 5.1 of this Merger Agreement shall prohibit the Purchaser or Merger Sub (or any of their respective subsidiaries), during the period between the payment for Shares pursuant to the Offer and the Effective Time, from taking or causing to be taken any action with respect to the business of the Company and the Subsidiaries that the Purchaser or Merger Sub (or any of their respective subsidiaries) would legally be permitted to take or cause to be taken with respect to a majority owned subsidiary of the Purchaser or Merger Sub (or any of their respective subsidiaries), provided that the Purchaser shall not take any action in violation of the terms of this Merger Agreement that would cause the Purchaser's obligations to effect the Merger hereunder to not be satisfied.

6. ADDITIONAL AGREEMENTS

     6.1 Meeting of Shareholders of the Company. (a) Promptly after expiration of the Offer, the Company shall take all action necessary in accordance with the Ohio Law and its Articles of Incorporation, Code of Regulations and By-Laws to convene a meeting of its shareholders promptly to consider and vote upon the Merger (the "Merger Meeting"), if such meeting is required by the Ohio Law. The Board of Directors of the Company will recommend that the shareholders of the Company vote to adopt and approve the Merger and this Merger Agreement, if such vote is required or sought, and the Company shall use all reasonable efforts to solicit from shareholders of the Company proxies in favor of such adoption and approval unless, in either case, (i) the Board of Directors of the Company shall have properly exercised its rights set forth in the third sentence of Section 6.4(b) or (ii) the Purchaser owns sufficient shares to approve the Merger and this Merger Agreement by its own vote and requests the Company not to solicit proxies. At any such meeting, the Purchaser shall vote, or cause to be voted, all of the Shares then owned by the Purchaser or any subsidiary of the Purchaser in favor of the Merger.

     (b) If permitted by applicable law the Purchaser may elect to effect the Merger without the holding of a meeting of the shareholders of the Company.

     6.2 Proxy Statement. If required by law for the consummation of the Merger, promptly after expiration of the Offer, the Company shall prepare and (subject to the Purchaser's approval) file with the SEC under the Exchange Act, and shall use all reasonable efforts to have cleared by the SEC, a proxy statement or information statement, as appropriate, with respect to the meeting of the Company's shareholders referred to in Section 6.1. The Proxy Material relating to the Merger Meeting shall contain the recommendation of the Board of Directors of the Company in favor of the Merger and for approval and adoption of this Merger Agreement.

     6.3 Stock Options; Stock Purchase Plan. As soon as practicable following the date of this Merger Agreement, the Company (or, if appropriate, any committee administering the Stock Option Plan) and the Purchaser shall take such actions as are required (including, if necessary, the provision of funds by the Purchaser to the Company) to provide that at the earlier of the purchase of Shares pursuant to the Offer and the Effective Time each holder of a then outstanding Stock Option (as defined in Section 4.4) whether or not then exercisable or subject to shareholder approval shall, upon surrender thereof to the Company, receive from the Company (except as otherwise may be provided in the Director and Officer Agreements contemplated by Section 6.16) the difference between the Merger Consideration and the exercise price for each share of Company Common Stock covered by each Stock Option, net of any applicable tax withholding. The holders of the Stock Options shall be entitled to enforce such agreements against the Company, the Surviving Corporation and the Purchaser.

     6.4 No Solicitation. (a) Except as set forth in this Section 6.4(a), the Company shall not, and will direct each officer, director, employee, representative or agent and Subsidiary not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, company, person or other entity or group (other than the Purchaser, Merger Sub, or an affiliate or an associate of the Purchaser or Merger Sub) concerning an Acquisition Transaction (as herein defined). Notwithstanding the foregoing, the Company may, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor, to the same extent permitted to the Purchaser by Section 6.10, to any corporation, partnership, company, person or other entity or group, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any proposal or offer from any person relating to any direct or indirect acquisition of the Company upon a merger, purchase of assets, purchase of or tender offer for shares of the Company's Common Stock, recapitalization, plan of liquidation or similar transactions involving the Company or any Subsidiary (an "Acquisition Transaction"), if the Company's Board of Directors determines in its good faith judgment based on the opinion of the Company's counsel as to its fiduciary duties that a failure to act would be inconsistent with its fiduciary duties. In addition, in the event of such determination by the Company's Board of Directors based upon such opinion of its counsel, the Company may authorize its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such corporation, partnership, company, person or other entity or group so long as they enter into a confidentiality arrangement substantially in the form of the confidentiality agreement with the Purchaser, dated September 16, 1996, as amended. The Company shall promptly notify the Purchaser if it shall, on or after the date hereof, have entered into a confidentiality agreement with any third party in response to any unsolicited request for information and access in connection with a possible Acquisition Transaction involving the Company and such third party. Notwithstanding receipt of any proposal relating to any other Acquisition Transaction, until termination of this Merger Agreement in accordance with Section 8 hereof, the Company will continue to comply with its obligations under Sections 6.6 and 6.10 hereof.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of the "control share acquisition," the Offer, this Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. For purposes of this Merger Agreement, "takeover proposal" means any proposal for an Acquisition Transaction (other than pursuant to the Stock Option Plans or the Stock Purchase Plan or this Merger Agreement) and "qualified takeover proposal" means a proposal to acquire all Shares by merger, tender offer or otherwise at a purchase price which includes cash consideration in excess of $24.00 per share, which in the good faith determination of the Board of Directors is reasonably likely to be fully financed. Notwithstanding the first sentence of this paragraph (b), in the event the Board of Directors of the Company receives a superior takeover proposal (as defined below), the Board of Directors may (subject to the limitations contained in this Section) withdraw or modify its approval or recommendation of the "control share acquisition," the Offer, this Merger Agreement or the Merger, approve or recommend any such superior takeover proposal, enter into a definitive agreement with respect to any such superior takeover proposal or terminate this Merger Agreement in each case at any time if the Purchaser has not increased the Merger Consideration hereunder to an amount at least equal to the consideration offered in any such superior takeover proposal after five (5) business days following the Purchaser's receipt of written notice (a "Notice of Superior Takeover Proposal") advising the Purchaser that the Board of Directors has received a superior takeover proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if Merger Sub shall not have accepted for payment the Shares pursuant to the Offer. Nothing contained herein shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) following the Purchaser's receipt of a Notice of Superior Takeover Proposal provided that the Company does not withdraw or modify its position with respect to the Offer or Merger or approve or recommend a takeover proposal. For purposes of this Merger Agreement, a "superior takeover proposal" means a qualified takeover proposal having terms which the Board of Directors of the Company determines in its good faith judgment (based, in part, on advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Offer and the Merger.

     6.5 Directors' Pensions. The Purchaser agrees that, upon acceptance by the Purchaser for payment of Shares pursuant to the Offer, the Company shall pay to each non-employee director of the Company, in full satisfaction of such director's rights under the Non-Employee Directors Retirement Plan, an amount equal to the retirement benefit earned by such director under such Plan, as previously disclosed to the Purchaser in the Disclosure Letter.

     6.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Offer and this Merger Agreement, including (i) filing the Certificate of Merger referred to in
Section 2.3, (ii) using reasonable efforts to remove any legal impediment to the consummation or effectiveness of such transactions and (iii) using reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities.

     6.7 Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, this Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     (b) If (i)(A) this Merger Agreement is terminated due to the occurrence of any event specified in Section 8.1(e) hereof, or (B) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than the Purchaser, Merger Sub or any of its or their affiliates) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of any class or series of capital stock of the Company (including the Shares), after the date hereof and prior to the termination of this Merger Agreement (except if this Merger Agreement shall have been terminated in accordance with Section 8.1(f)(ii)), and within one year after the acquisition of such beneficial ownership the Company consummates an Acquisition Transaction (as defined in Section 6.4 hereof) with one or more persons (other than a party hereto) or (ii) any one or more persons shall directly or indirectly make any proposal respecting an Acquisition Transaction to the Company or its shareholders (an "Acquisition Proposal") after the date hereof and prior to the termination of this Merger Agreement (except if this Merger Agreement shall have been terminated in accordance with Section 8.1(f)(ii)) and within one year of the making of such Acquisition Proposal the Company shall have consummated an Acquisition Transaction with any such person, then at the time of termination of this Merger Agreement under Section 8.1(e) or 8.1(f)(i) or at the time of consummation of such an Acquisition Transaction as contemplated by (i)(B) or
(ii) above, the Company shall promptly (but in no event later than five business days) pay to the Purchaser a break-up fee equal to $7,965,074, in immediately available funds.

     6.8 Officers' and Directors' Insurance; Indemnification. The Purchaser will cause the Surviving Corporation to (i) purchase and maintain a directors' and officers' insurance and indemnification policy substantially equivalent to the Company's current policy for all current officers and directors of the Company on the date of this Merger Agreement to cover acts and omissions of directors and officers of the Company occurring prior to the Effective Time for six years after the Effective Time (or for such lesser period as can be purchased for a premium not exceeding 200% of the last annual premium paid by the Company for directors' and officers' insurance), (ii) assume and continue to be bound by the Indemnification Agreements currently in effect between the Company and each of the directors and certain executive officers of the Company as set forth in the Disclosure Letter, and (iii) maintain in effect the current provisions of the Articles of Incorporation of the Company (which shall be contained in the Articles of Incorporation of Merger Sub and the Surviving Corporation) relating to the rights to indemnification of officers and directors with respect to indemnification for acts and omissions occurring prior to the Effective Time. The Purchaser will indemnify each director and officer who surrenders options for cancellation pursuant to Section 6.3 above against any costs of defense arising from claims made against such officer or director under
Section 16(b) of the Exchange Act alleging liability to the Company thereunder as a result of the transactions contemplated by this Merger Agreement. The Purchaser will not, and will cause the Surviving Corporation not to, bring any action alleging liability to the Company under Section 16(b) of the Exchange Act as a result of the transactions contemplated by this Merger Agreement against any director and officer of the Company who surrenders options for cancellation pursuant to Section 6.3.

     6.9 Notification of Certain Matters. The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of
(i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any representation or warranty contained in this Merger Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, provided that each party's obligation hereunder is limited to events of which it has knowledge, and (ii) any material failure of the Company or the Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     6.10 Access to Information. The Company shall, and shall cause its Subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of the Purchaser complete access at all reasonable times, from the date hereof to the Effective Time, to its officers, employees, agents, properties, books and records, and shall furnish the Purchaser all financial, operating and other data and information as the Purchaser, through its officers, employees or agents, may reasonably request. Subject to applicable law, the

Purchaser shall cause all such information of a non-public nature to be retained confidentially. If this Merger Agreement is terminated, the Purchaser shall promptly comply with the provisions of the Confidentiality Agreement dated September 16, 1996, as amended, between the Purchaser and the Company with respect to the return of confidential information to the Company by the Purchaser.

     6.11 Employee Benefits. The Purchaser and the Company agree that all employees of the Company immediately prior to the Effective Time shall be employed by the Surviving Corporation immediately after the Effective Time, it being understood that, except for employees of the Company with employment agreements as set forth in Section 6.15, the Purchaser shall not have any obligation to continue employing such employees for any length of time thereafter. The Purchaser and the Company agree that, after the Effective Time, all employees of the Company shall continue to be entitled to and shall receive the same benefits currently provided the employees of the Company under the existing Company benefit plans including its existing severance practices ("Company Benefit Plans") through six months from the date of any purchase pursuant to the Offer so long as the continued provision of such Company Benefit Plans to such employees does not cause any Purchaser benefit plan to be in violation of any law or regulation governing such plans. From and after six months from the date of any purchase pursuant to the Offer, the then employees of the Surviving Corporation shall be entitled to and shall receive such benefits as the then constituted management of the Surviving Corporation deems necessary and appropriate for the Purchaser, subject to consent and advise from the Purchaser's executive management. With respect to any such revised benefit plans ("Benefit Plans"), the Purchaser shall grant all employees of the Company and the Subsidiaries, who become participants in such plans after the Effective Time credit for all service with the Company and the Subsidiaries, or their respective predecessors (or any other party for which service has been recognized by the Company) prior to the Effective Time for all purposes for which such service was recognized by the Company prior to the Effective Time, including but not limited to eligibility to participate, vesting in benefits accrued while participating in such Benefit Plans, and the rate at which benefits accrue while participating in such Benefit Plans; provided, however, that such employees shall not accrue benefits under the Benefit Plans during or on account of the period before they participated in such Benefit Plans. Thus, by way of example and not limitation, if a Benefit Plan were to provide that vacation benefits accrue for participants at a rate of one week per year for the first five years of employment, and at a rate of two weeks per year thereafter, an employee with five years of service upon his or her commencement of participation would begin to accrue benefits at the rate of two weeks per year immediately upon commencement of participation, but would not be granted vacation benefits under the Benefit Plan for the years of employment prior to becoming a participant. To the extent that the Benefit Plans provide medical or dental welfare benefits after the Effective Time, the Purchaser shall cause all pre-existing condition exclusions and actively-at-work requirements, to the extent such requirements would have been met by the employees of the Company under the Company Benefit Plans, to be waived and the Purchaser shall provide that any expenses incurred on or before the Effective Time shall be taken into account under the Benefit Plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions. Subject to the rules governing eligibility, vesting and all other terms of any 401(k) plan or other qualified retirement plan or ERISA pension plan (the "Retirement Plans"), the employees of the Company, and the Subsidiaries, shall be eligible to participate in the Retirement Plans on terms similar to the benefits provided to similarly situated employees of the Purchaser, with credit granted for purposes of eligibility and vesting for prior service with the Company and the Subsidiaries.

     6.12 Antitrust Laws. As promptly as practicable, the Company, the Purchaser and Merger Sub shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Merger Agreement and the transactions contemplated hereby. Subject to Section 6.10 hereof, the Company will furnish to the Purchaser and Merger Sub, and the Purchaser and Merger Sub will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to Section 6.10 hereof and to the preservation of attorney-client privilege and work-product doctrine, the Company will provide the Purchaser and Merger Sub, and the Purchaser and Merger Sub will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Merger Agreement and the transactions contemplated hereby;

provided, however, that the Purchaser and Merger Sub shall not be required to provide the Company with copies of confidential documents or information included in the Purchaser's filings and submissions under the HSR Act.

     6.13 Public Announcements. The Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, agree that they will use reasonable efforts to consult with the other party prior to issuing any press release or otherwise making any public statement or responding to any press inquiry with respect to this Merger Agreement or the transactions contemplated hereby, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

     6.14 Directors. Subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, upon the acceptance for payment of, and payment for, any Shares by Merger Sub pursuant to the Offer which, represent at least sixty percent (60%) of the then outstanding Shares, Merger Sub shall be entitled to request and receive resignations of up to but not exceeding five (5) directors on the Board of Directors of the Company and to designate new directors to fill the resulting vacancies. Any number of directors requested to resign by Merger Sub in accordance with the preceding sentence shall resign in reverse order of seniority on the Board of Directors.

     6.15 Employment Agreements. The Purchaser shall cause the Surviving Corporation to assume and continue to be bound by (a) the Employment Agreements currently in effect between the Company and each of Bradley P. Gould and Michael
J. Barilla, as amended (including the amendment which eliminates the obligation to provide letters of credit), and (b) the Executive Employment Agreements approved by the Board of Directors of the Company on the date hereof, effective upon purchase of Shares by Merger Sub pursuant to the Offer, between the Company and each of Georg W. Landsberg, Terry L. Sanborn, Kevin L. Barnett, Alan M. Fermier, Clint R. Lawson, David G. Musgrove, Nigel S. Perry, Alan Upton and Julie Reichert, in each case in the form previously received by the Purchaser.

     6.16 Director and Officer Agreements. The Company will use its best efforts to obtain from each director and officer an agreement that each such person will tender his Shares to the Purchaser pursuant to the Offer or to the Company, promptly following the purchase of Shares by the Purchaser pursuant to the Offer but not earlier than January 2, 1997. The Company shall purchase, and Purchaser shall cause the Company to purchase, for an amount equal to the Merger Consideration, all of the Shares tendered to the Company pursuant to such agreement. Each director and officer shall be entitled to enforce such agreements against the Company, the Surviving Corporation and the Purchaser. In addition, each of the directors and officers listed in Schedule 6.16 shall grant to the Purchaser an option to acquire (but not a proxy or other right to vote, directly or indirectly) his shares expiring upon termination of the Merger Agreement with an exercise price equal to the Merger Consideration.

     6.17 State Takeover Laws. The Purchaser shall file all information required to be filed in connection with the Offer pursuant to Section 1707.041(A)(2) of the Ohio Law with the division of Securities of the State of Ohio. If any other "fair price," "moratorium," or "control share acquisition" statute or other similar statute or regulation becomes applicable to the transactions contemplated by this Merger Agreement, the Company, the Purchaser, and Merger Sub and their respective Boards of Directors will use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Merger Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby.

     6.18 Company Option. The Company shall grant to the Purchaser an option to purchase (but not a proxy or other right to vote, directly or indirectly) up to 753,198 shares of common stock of the Company, together with any stock purchase rights related thereto, at an exercise price equal to the Merger Consideration and exercisable upon specified third party events, as set forth in the Option Agreement attached hereto as Exhibit 4.

7. CONDITIONS

     7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) This Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company if required by the Ohio Law;

          (b) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

          (c) No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Federal or state court and shall remain in effect.

     7.2 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the condition that each of the Purchaser and Merger Sub shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

     7.3 Additional Conditions to Obligations of the Purchaser and Merger
Sub. The obligations of the Purchaser and Merger Sub to effect the Merger are also subject to the following conditions:

          (a) The Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder on or prior to the Effective Time;

          (b) The Purchaser or any of its subsidiaries shall have purchased Shares pursuant to the Offer; (c) All Stock Options under the Stock Option Plans shall have been surrendered or canceled; and

          (d) The condition set forth in subsection (f) of Schedule 1.1(b) shall not have occurred, provided, however, this Section 7.3(d) shall not be applicable if Merger Sub owns 90% or more of the Shares.

8. TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the shareholders of the Company:

          (a) By mutual consent of the Boards of Directors of the Purchaser, Merger Sub and the Company;

          (b) By either the directors of Merger Sub or by the Company (by action of its continuing Directors only, following the purchase of shares pursuant to the Offer) if:

             (i) (x) as a result of the failure, occurrence or existence of any of the conditions set forth in Schedule 1.1(b) hereto (1) Merger Sub shall have failed to commence the Offer within 15 days following the date of this Merger Agreement; or (2) the Offer shall have terminated or expired in accordance with its terms without Merger Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer or
        (y) Merger Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer by 75 days from the date hereof, provided, however, that the passage of the period referred to in clause
        (y) shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger; and provided further that the right to terminate this Merger Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Merger Agreement results in the failure, occurrence or existence of any such condition; or

             (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of the Company Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or

             (iii) the Merger shall not have been consummated by March 31, 1997;

          (c) By the directors of Merger Sub if (i) neither the Purchaser nor any subsidiary of the Purchaser shall have purchased any Shares pursuant to the Offer by December 31, 1996 or (ii) the Purchaser has properly terminated the Offer in accordance with its terms;

          (d) By the directors of Merger Sub if there shall have been any material breach of a material obligation of the Company hereunder and such default shall not have been remedied within 5 days after receipt by the Company of notice in writing from the Purchaser or Merger Sub specifying such breach and requesting that it be remedied;

          (e) By the directors of the Company in connection with entering into any definitive agreement relating to any Acquisition Transaction in accordance with Section 6.4;

          (f) By the directors of Merger Sub, if the Board of Directors of the Company shall have (i) exercised its rights set forth in the third sentence of Section 6.4(b) or (ii) provided any information to any party in accordance with Section 6.4(a); provided, however, that the Purchaser shall not terminate this Merger Agreement pursuant to Section 8.1(f)(i) if, as a result of the Company's receipt of a takeover proposal from a third party, the Company, as required by applicable law, takes and discloses to the Company's shareholders a position contemplated by Rule 14e-2(a)(2) or (3) promulgated under the Exchange Act with respect to such proposal or the transactions contemplated thereby and if within five business days of taking and disclosing to its shareholders the aforementioned position the Company publicly reconfirms its recommendation of the transactions contemplated as set forth in Section 1.2 hereof; or

          (g) By the directors of the Company, if there shall have been any material breach of a material obligation of the Purchaser or Merger Sub hereunder and such default shall have not been remedied within 5 days after receipt by the Purchaser or Merger Sub, as the case may be, of notice in writing from the Company specifying such breach and requesting that it be remedied.

     8.2 Effect of Termination. In the event of termination of this Merger Agreement as provided in Section 8.1, this Merger Agreement shall forthwith become void and there shall be no liability on the part of the Purchaser, Merger Sub or the Company, except that (i) the provisions of Section 6.7 hereof, and the last two sentences of Section 6.10 hereof, shall survive any such termination, and (ii) nothing herein will relieve any party from liability for any willful breach of any representation or warranty or any breach prior to such termination of any covenant or agreement contained herein.

     8.3 Amendment. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4 Waiver.  At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

9. GENERAL PROVISIONS

     9.1 Brokers. The Company represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Company, other than the arrangements with Smith Barney Inc. and that a true and complete copy of the engagement letter between the Company and Smith Barney Inc. has previously been delivered to the Purchaser. No valid claim exists against the Company or the Surviving Corporation on or, based on any action by the Company or any Subsidiary, against the Purchaser or Merger

Sub for payment of any "topping", "break-up" or "bust-up" fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby, including the Offer and the Merger.

     9.2 Survival of Representation, Warranties and Agreements. No representations or warranties contained herein shall survive beyond the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, shares of Common Stock of the Company by Merger Sub pursuant to the Offer. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     9.3 Notices. All notices and other communications hereunder shall be given by telephone and immediately confirmed in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to the Purchaser or Merger Sub:

           Furon Company
           29982 Ivy Glenn Drive
           Laguna Niguel, California 92677
           Attention: Donald D. Bradley, Esq.

           With copies to:

           O'Melveny & Myers LLP
           610 Newport Center Drive
           Suite 1700
           Newport Beach, California 92660-6429
           Attention: Gary J. Singer, Esq.

        (b) if to the Company:

           Medex, Inc.
           3637 Lacon Road
           Hilliard, Ohio 43026
           Attention: Bradley P. Gould

           With copies to:

           Boyd & Boyd Co., L.P.A.
           Suite 401
           150 East Broad Street
           Columbus, Ohio 43215
           Attention: Robert E. Boyd, Jr., Esq.

               And

           Troutman Sanders LLP
           600 Peachtree Street, N.W.
           Suite 5200
           Atlanta, Georgia 30308-2216
           Attention: James L. Smith, III, Esq.

     9.4 Interpretation. When a reference is made in this Merger Agreement to subsidiaries of the Purchaser or the Company, the word "subsidiaries" or "Subsidiaries" means any corporation more than fifty percent (50%) of whose outstanding voting securities are directly or indirectly owned by the Purchaser or the Company, as the case may be. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

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

     9.5 No Third Party Beneficiaries. Except for the provisions of Section 2 and Sections 6.3, 6.5, 6.8, 6.11, 6.15 and 6.16, there are no third party beneficiaries of this Merger Agreement and nothing else in this Merger Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

     9.6 Miscellaneous. This Merger Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof except that the Confidentiality Agreement dated September 16, 1996, as amended, between the Company and the Purchaser shall continue in effect; (ii) is not intended to confer upon any other person any rights or remedies hereunder; (iii) shall not be assigned by operation of law or otherwise, provided that the Purchaser or Merger Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of the Purchaser, but no such assignment shall relieve the Purchaser or Merger Sub, as the case may be, of its obligations hereunder; and (iv) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Ohio without giving effect to the principles of conflict of laws thereof. This Merger Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

     9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Merger Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     IN WITNESS WHEREOF, the Purchaser, Merger Sub and the Company have caused this Merger Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.

                                          FURON COMPANY

                                          By: /s/ J. MICHAEL HAGAN
                                            ------------------------------------
                                            Title: Chairman

                                          FCY, INC.

                                          By: /s/ MONTY A. HOUDESHELL
                                            ------------------------------------
                                            Title: President

                                          MEDEX, INC.

                                          By: /s/ BRADLEY P. GOULD
                                            ------------------------------------
                                            Title:

                                                                 SCHEDULE 1.1(B)

                            CONDITIONS TO THE OFFER

     Notwithstanding any other term of the Offer or this Merger Agreement, the Purchaser or Merger Sub will not be required to accept for payment or to pay for any Shares tendered pursuant to the Offer, and, in their good faith discretion, may terminate or amend the Offer, and may postpone the acceptance for payment of Shares pursuant thereto, unless, (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer 3,729,961 Shares (the "Minimum Tender Condition"), and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or this Merger Agreement, the Purchaser or Merger Sub shall not be required to accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and, in their good faith discretion, may terminate or amend the Offer and may postpone the acceptance for payment of Shares pursuant thereto if, at any time on or after the date of this Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

          (a) any statute, rule, regulation or order shall be proposed, enacted, entered or deemed applicable to the Offer or the Merger (i) making the purchase of, or payment for, some or all of the Shares pursuant to the Offer, or the Merger Agreement illegal, or resulting in a material delay in the ability of the Purchaser to accept for payment or pay for some or all of the Shares, or to consummate the Offer or Merger or seeking to obtain from the Company, the Purchaser or Merger Sub any damages or other remedy or relief that would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (ii) imposing material limitations on the ability of the Purchaser effectively to acquire or hold or to exercise full rights of ownership of the Shares acquired by it, including the right to vote the Shares purchased by it on all matters properly presented to the shareholders of the Company, (iii) which would require the Purchaser or any direct or indirect subsidiary of the Purchaser to dispose of or hold separate any of the Shares or all or any material portion of the assets or business of the Company and the Subsidiaries taken as a whole; or (iv) prohibit or materially limit the ability of the Purchaser or any direct or indirect subsidiary of the Purchaser to own, control or operate the Company, or any of its subsidiaries or all or any material portion of the businesses, operations or assets of the Company and its Subsidiaries taken as a whole; or

          (b) any shareholder approval required by Section 1701.831 of the Ohio Law for a "control share acquisition" by the Purchaser or Merger Sub shall not have been obtained; or

          (c) any governmental or regulatory action or proceeding by or before any court, government or governmental or regulatory authority, domestic or foreign, shall be threatened, instituted or pending, or any action or proceeding by any other person, domestic or foreign, shall be instituted or pending, which would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

          (d) the Company shall not have complied in all material respects with its agreements and covenants in the Merger Agreement, or its representations and warranties in the Merger Agreement, when made or at and as of any time thereafter, are untrue or incomplete in any material respect or the Purchaser shall have become aware of any previously undisclosed liability that has a Material Adverse Effect; or

          (e) an offer shall have been publicly proposed to be made or have been made on or after the date of this Offer to Purchase by another person or by a "group" of persons as defined in Section 13(d)(3) of the Exchange Act, individually or in the aggregate, to purchase or exchange for cash or other consideration 20% or more of the Shares, or 20% or more of the Shares have been or are proposed to be acquired by another person or by a group of persons or another person or group of persons shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a merger, consolidation or other business combination transaction with, or an acquisition of a material portion of the assets of, the Company or its Subsidiaries; or

          (f) any change (or any development involving a prospective change) shall have occurred in the business, financial condition or results of operations of the Company or any of its Subsidiaries that has had or is reasonably expected to have a Material Adverse Effect upon the Company and its Subsidiaries as a whole (including changes in conditions, such as economic or political developments, applicable to the business of the Company and its Subsidiaries as set forth in the Company's strategic business plan or applicable to the medical device manufacturing and distributing business currently conducted by the Company); or

          (g) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation by any governmental authority on, or any other event which, in the sole judgment of the Purchaser, affects the extension of credit by banks or other financial institutions, (v) a material adverse change in the United States exchange rates or a suspension of, or limitation on, the markets therefor, (vi) a decrease of more than 25% in the Dow Jones Industrial Average, or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (h) the Merger Agreement shall have been terminated or amended to provide for the amendment or termination of the Offer;

which, in the good faith discretion of the Purchaser, in any such case regardless of the circumstances (including any action or omission by the Purchaser) giving rise to any such conditions, makes it inadvisable to proceed with such acceptance for payment or payment or makes it advisable to terminate or amend the Offer.

     The foregoing conditions are for the sole benefit of the Purchaser and Merger Sub and may be asserted by the Purchaser and Merger Sub regardless of the circumstances giving rise to any such conditions or may be waived by the Purchaser or Merger Sub in whole or in part, at any time and from time to time in their sole discretion. The failure by the Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each right shall be deemed an on-going right which may be asserted at any time and from time to time. Any determination by the Purchaser or Merger Sub concerning any events described in the above conditions shall be final and binding on all parties.